Exhibit 99.1
Sinclair Announces Upcoming Retirement of Lucy Rutishauser, Executive Vice President & Chief Financial Officer

Commences Search for Successor Chief Financial Officer

Baltimore (March 24, 2025) - Sinclair, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” announced today that Executive Vice President and Chief Financial Officer, Lucy Rutishauser, will retire after her successor is appointed and transitions into the role. The search for her replacement, which includes both internal and external candidates, is expected to commence shortly. Following her retirement Ms. Rutishauser is expected to serve as a senior advisor to the Company.

David Smith, Executive Chairman of Sinclair and Chairman of its Board, commented, “Lucy has been an invaluable part of our team who has seen it all. She helped lead us through multiple industry consolidations and navigated through the Great Recession, the pandemic and a cybersecurity ransomware incident. Lucy has clearly communicated and explained our value proposition to Wall Street investors and successfully managed complex capital market transactions that gave us the flexibility to grow and transform the Company. Lucy is an engaged leader with an incredible work ethic. We appreciate her many contributions over the past 26 years that helped position us as an industry leader.”

Chris Ripley, President & CEO, stated, “We have been fortunate to have someone of Lucy’s caliber as part of our Executive team. She is well-known and respected in the financial community having been the face of the Company with Wall Street during her career. Lucy has ensured that the Company is well-funded for the future, having just completed an almost $4 billion comprehensive restructuring of our balance sheet. She has been a mentor and a strong leader to the organization who not only developed a best-in-class financial team but also continuously educates herself. Her focus on fiscal responsibility, as well as her approach to continuously challenge our business leaders and staff to ask questions, dig deeper, and innovate have not only raised their level of thinking, problem-solving skills and financial acumen; but more importantly have grown our bottom line. Lucy has graciously offered to continue with us through the transition of the next CFO and thereafter in a senior advisory role.”

“This has been an incredibly rewarding journey for me, and I am excited to focus on family and the next chapter of my career of board service and advisory,” commented Ms. Rutishauser. “I am grateful to have been a part of the team that grew Sinclair into the leader it is today, and for the amazing opportunities along the way. While we have accomplished much over the years, the Company is far from being done. Sinclair has a bright future ahead with multiple industry-leading and value-creating initiatives and support from a strong financial position and passionate and creative employees. While I may be ‘retiring,’ I look forward to supporting the next CFO and contributing thoughtful insights to the Company in a senior advisory role.”

Ms. Rutishauser has been with Sinclair since 1998 serving in multiple leadership positions including Treasurer, Head of Investor Relations, Senior Vice President of Corporate Finance, de facto Chief Risk Officer, and since January 1, 2017 as Executive Vice President & Chief Financial Officer.

Since becoming CFO, Ms. Rutishauser has been recognized for her leadership including: “50 Women to Watch for Boards,” The Daily Record 2024 and 2022 “Maryland’s Top 100 Women,” Radio & TV Business Report 2024, 2023, 2022 and 2019 “Best Finance Leaders,” Cablefax 2022 and 2021 “Most Powerful Women,” The Daily Record 2022 “Power 30,” Cynopsis 2020 “Top Women in Media,” Baltimore Sun 2020 “Top 25 Women to Watch,” and Variety Magazine 2019 and 2017 “Dealmaker Elite.”

Ms. Rutishauser serves on the Business Advisory Council for ATSC (an international digital television standards organization); the Board of CAST.ERA (developer of broadcast data distribution solutions); the Board and Finance Committee of Learning Undefeated (a non-profit dedicated to STEM education); the Board of First Fruits Farm (a non-profit dedicated to growing and distributing farm-sourced food to those in need); Stevenson University President’s Advisory Council; and is a Trustee and Chair for Sinclair’s Broadcast Scholarship. In 2021, Ms. Rutishauser proudly served among the leadership ranks of fewer than 80 female CFOs of the 500 largest revenue-based companies in the country. She also holds a membership in the National Association of Corporate Directors.

Employment Inquiries:

labrannen@sbgtv.com

About Sinclair:

Sinclair, Inc. (Nasdaq: SBGI) is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; and owns Tennis Channel and multicast networks Comet, CHARGE!, TBD/ROAR, and The Nest. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the timing and terms of Ms. Rutishauser’s retirement and our ability to find a suitable successor to Ms. Rutishauser and conduct a smooth transition. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Category: General
Category: Financial

Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, VP, Corporate Finance
(410) 568-1500

Media Contact:
Jessica Bellucci
jbellucci-c@sbgtv.com